EXHIBIT 10.38

Amendment 2 to the
License Agreement
Dated May 4, 1999
Between
General Dynamics Information Systems, Inc. (“GDIS”)
and
Conductus, Inc. (“Conductus”)

Section 3.3             Reserved Rights and Limitations of Conductus is amended to read as follows:

3.3.1                        Bids Separate From GDIS. Conductus will not bid independently of GDIS on Government Contracts which are (a) contracts for the delivery of hardware (except as provided in Section 3.3.4); (b) offered for bidding directly to GDIS by a government customer; (c) contracts for which GDIS can provide technical competencies which Conductus does not possess; (d) contracts for which GDIS has access to customer or application information which Conductus does not possess or (e) contracts which would benefit from GDIS project management competencies which Conductus does not possess.

3.3.2                        Government Contracts. Notwithstanding the foregoing, Conductus may bid independently of GDIS for Government Contracts which are for (a) Small Business Innovative Research (“SBIR”) awards; (b) Category 6.1 solicitations as defined under DFAR 235.001; or (c) opportunities GDIS elects to pursue with a subcontractor other than Conductus.

3.3.3                        Special Considerations.  GDIS will promptly review all opportunities under Section 3.3.1 (a) for competitive pricing purposes.  GDIS may choose to allow Conductus to bid directly on a given opportunity, particularly those involving delivery of hardware for which GDIS provides no substantial contribution.  In such a case, GDIS will indicate its preference to bid within two business days after receipt of a written request from Conductus.  If Conductus receives a contract for the delivery of hardware under this Section 3.3.3, it will pay GDIS a royalty equal to a sixteen and two-thirds percent (16.67%) of the purchase order or contract received from the customer.  Payment of the royalty shall be due thirty (30) days after Conductus receives payment for the hardware.

3.3.4                        Conductus Referral Rights.  Notwithstanding any other provision of this Agreement, Conductus may bid separately on Government Contracts that GDIS elects not to pursue.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed this 9th day of August, 2000.

CONDUCTUS, INC.		GENERAL DYNAMICS
Government Systems Corporation
General Dynamics Electronic Systems

By:	/s/ Ron Wilderink	By:	/s/ Ed Reioux
	Ron Wilderink		Ed Reioux
	VP Finance and CFO		Sr. Subcontract Administrator

Date:	8/9/00	Date:	8/9/00